UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2007

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2007, Whirlpool Corporation (the “Company”) announced that David L. Swift, President of Whirlpool North America and a director, had decided to leave the Company and to pursue his long-term career aspirations outside of the Company. Also, Mr. Swift tendered his resignation from the Board of Directors, which was accepted effective immediately. In order to ensure a smooth transition of business operations in North America, Mr. Swift will serve the Company in a non-executive capacity until July 15, 2007.

The Company also announced that, effective immediately, Michael A. Todman, President of Whirlpool International and a director, was assuming the position of President of Whirlpool North America and Paulo F. M. Periquito, Executive Vice President and President of Whirlpool Latin America, was promoted to the position of President of Whirlpool International. Mr. Periquito will also remain President of Whirlpool Latin America. Biographical and other important information with respect to Messrs. Todman and Periquito required by Item 5.02(c) of Form 8-K is contained in the Company’s proxy statement for the 2007 annual meeting of stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and such information is incorporated by reference herein.

The material terms of amended compensation arrangements for Messrs. Swift and Periquito are unavailable at this time, but will be reported when finalized and approved by the Human Resources Committee of the Board of Directors. The Company currently expects that this process will be completed by no later than the end of June 2007. The terms of Mr. Todman’s compensation arrangements are expected to not change as a result of him assuming the position of President of Whirlpool North America.

The full text of the press release announcing these management changes is filed herewith as Exhibit 99.1 and incorporated herein by reference; however, the information in the press release under the heading “Company to Participate in Investor Conference” is not incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

Exhibit No.	Document
99.1	Press Release dated June 5, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: June 5, 2007	By:	/s/ Daniel F. Hopp
	Name:	Daniel F. Hopp
	Title:	Senior Vice President, Corporate Affairs & General Counsel